Exhibit 99.1

NEWS RELEASE

	Contact:	Matt Brown
Senior Vice President and CFO
U.S. Concrete, Inc.
817-835-4111
FOR IMMEDIATE RELEASE

U.S. CONCRETE REPORTS THIRD QUARTER 2012 RESULTS

●	Consolidated revenue increases 10.9% to $148.9 million
●	Ready-mixed concrete volume rises 10.0% to 1.32 million cubic yards
●	Ready-mixed concrete average sales prices improve 3.6%
●	Adjusted EBITDA increases 31.2% to $8.0 million

EULESS, TEXAS – NOVEMBER 8, 2012 – U.S. Concrete, Inc. (NASDAQ: USCR) today reported a net loss of $3.2 million, or $(0.26) per diluted share, for the third quarter of 2012, compared to net income of $9.6 million, or $0.67 per diluted share, in the third quarter of 2011.  Included in the third quarter 2012 net loss amount was a non-cash loss related to the fair value change in the Company’s derivatives of approximately $2.6 million, a non-cash loss on extinguishment of debt of $2.6 million related to the refinancing of our credit facility and approximately $0.7 million of expense related to the recently completed relocation of the corporate headquarters to Euless, Texas. Included in third quarter 2011 net income was a non-cash gain related to the fair value change in the Company’s derivatives of approximately $11.2 million and approximately $0.3 million of expense related to the departure of our former President and Chief Executive Officer as well as the hiring of our new President and Chief Executive Officer in August 2011. Excluding the loss on derivatives, loss on early extinguishment of debt and relocation related expenses, net income and net earnings per share for the third quarter of 2012 would have been $2.7 million, or $0.22 per diluted share. Excluding the gain on derivatives and expenses related to the departure of the Company’s former President and Chief Executive Officer and the hiring of our new President and Chief Executive Officer, net loss and net loss per diluted share for the third quarter of 2011 would have been $1.3 million, or $(0.10) per diluted share.

William J. Sandbrook, President and Chief Executive Officer of U.S. Concrete, stated “We are pleased with our third quarter results and are especially encouraged by our ability to execute on key strategic initiatives impacting most of our major markets.  We hope to continue our positive momentum and we expect to aggressively continue our efforts to strategically enhance the position and financial performance of our company.  It is an exciting time for U.S. Concrete.”

THIRD QUARTER 2012 RESULTS

    Consolidated revenue in the third quarter of 2012 increased 10.9% to $148.9 million, compared to $134.3 million in the third quarter of 2011.  Revenue from the ready-mixed concrete and concrete-related products segment increased $19.1 million, or 14.5%, to $150.4 million for the third quarter of 2012, compared to $131.3 million in the third quarter of 2011. The Company’s ready-mixed sales volume for the third quarter of 2012 was approximately 1.32 million cubic yards, up 10.0% from the 1.20 million cubic yards of ready-mixed concrete we sold in the third quarter of 2011. The Company’s consolidated average sales price per cubic yard of ready-mixed concrete increased 3.6% during the third quarter of 2012, as compared to the third quarter of 2011.  Precast concrete products segment revenue was down $1.9 million, or 25.4%, to $5.6 million for the third quarter of 2012 compared to  $7.5 million during the third quarter  of 2011.

    The Company’s adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) was $8.0 million in the third quarter of 2012, compared to adjusted EBITDA of $6.1 million in the third quarter of 2011.  Adjusted EBITDA margin, which is adjusted EBITDA as a percentage of revenue, for the third quarter of 2012 was 5.4 percent, compared to 4.5 percent in the third quarter of 2011.

    The Company defines adjusted EBITDA as net income (loss) from continuing operations plus expense (benefit) for income taxes, net interest expense, depreciation, depletion and amortization, and excludes derivative loss (income), loss on extinguishment of debt, expense related to the Company’s relocation of the corporate headquarters, and expenses related to the departure of the Company’s former President and Chief Executive Officer and the hiring of the new President and CEO. Adjusted EBITDA is a non-GAAP financial measure.  For a reconciliation of adjusted EBITDA, free cash flow and net debt (which are other non-GAAP financial measures used in this earnings release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.

    Selling, general and administrative expenses (“SG&A”) were approximately $15.3 million in the third quarter of 2012 compared to $12.5 million in the third quarter of 2011. The higher costs for the third quarter of 2012 were primarily due to $0.7 million of expenses related to the recently completed relocation of the corporate headquarters, higher non-cash stock based compensation costs, incentive compensation accruals and medical insurance costs, partially offset by $0.3 million of expenses in third quarter 2011 related to the departure of our former President and Chief Executive Officer and the hiring of our new President and Chief Executive Officer.

    Depreciation, depletion and amortization expense decreased $1.1 million, or 22.0%, to $3.7 million in the third quarter of 2012 compared to $4.8 million in the third quarter of 2011. The decrease was primarily due to certain assets becoming fully depreciated during the later part of 2011.

    Net interest expense was flat during the third quarter of 2012, compared to the third quarter  of 2011.

    During the third quarter of 2012, the Company recorded a $2.6 million non-cash loss on derivatives. This non-cash loss was comprised of $1.9 million from fair value changes in the embedded derivative related to the Company’s Convertible Notes and $0.7 million from fair value changes in the Company’s warrants. This is compared to a non-cash gain of $11.2 million during the third quarter of 2011. These changes are due primarily to the increase in the price of the Company’s common stock during the third quarter of 2012 and the decrease in the price of the Company’s common stock during the third quarter of 2011.

    Income tax benefit was $0.6 million in the third quarter of 2012 compared to expense of $0.1 million in the third quarter of 2011.  The benefit in the third quarter of 2012 was partially offset by tax expense of $0.4 million related to discontinued operations of the company resulting in a consolidated benefit of $0.2 million for the quarter.  The Company’s effective tax rate differs substantially from the federal statutory rate primarily due to the application of a valuation allowance that reduced the recognized benefit of deferred tax assets.  In addition, certain state income taxes are calculated on bases different than pre-tax income (loss).  This resulted in recording income tax expense in certain states that experience a pre-tax loss.

    The Company used cash in operations of $2.3 million for the third quarter of 2012, compared to cash provided by operations of $3.1 million for the third quarter of 2011. The decline in the third quarter of 2012 was primarily the result of timing in working capital changes. The Company’s free cash flow for the third quarter of 2012 was $19.0 million,  compared to $2.5 million for the third quarter of 2011.  We define “free cash flow” as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of proceeds from disposals. Free cash flow for the third quarter of 2012 includes $22.8 million in proceeds from the aforementioned sale of our California pre-cast operations. Capital expenditures increased $0.7 million to $1.5 million for the third quarter of 2012, as compared to $0.8 million for the third quarter of 2011.

    The Company’s net debt at September 30, 2012 was approximately $52.9 million, down $4.0 million from September 30, 2011.  We define net debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents and restricted cash.  The decrease in the Company’s net debt was due primarily to a decrease in the outstanding balance at September 30, 2012 under our revolving credit facility and payments made on promissory notes related to an acquisition  in 2010. Net debt at September 30, 2012 was comprised of total debt of $58.1 million, less cash and cash equivalents of $3.8 million and restricted cash of $1.4 million.

    Ready-mix backlog at the end of the third quarter of 2012 was 3.3 million yards, up approximately 16.6% year to date and up approximately 1.4% compared to the end of the third quarter 2011.

CONFERENCE CALL

    U.S. Concrete has scheduled a conference call for Thursday, November 8, 2012 at 10:00 a.m., Eastern Time, to review its third quarter 2012 results.  To participate in the call, dial 480-629-9868 (Toll-free: 877-941-1465) at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call.  A replay of the conference call will be available through Friday, December 7, 2012.  To access the replay, dial 303-590-3030 (Toll-free: 800-406-7325) and use the access code 4572486.

    Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com.  To listen to the live call on the Web, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Web cast, an archive will be available shortly after the call on the Company’s Web site at www.us-concrete.com within the “Investors” section of the site.

USE OF NON-GAAP FINANCIAL MEASURES

    This press release uses the non-GAAP financial measures “adjusted EBITDA,” “adjusted EBITDA margin,” “free cash flow” and “net debt.”  The impact of non-cash derivative income and losses, loss on extinguishment of debt, expenses related to the Company’s relocation of the corporate headquarters and expenses related to the departure of the former President and CEO and hiring of new President and CEO on net loss and net loss per share also represent non-GAAP financial measures. The Company has included adjusted EBITDA and adjusted EBITDA margin in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies.  The Company also uses adjusted EBITDA and adjusted EBITDA margin to monitor and compare the financial performance of its operations.  Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures.  In addition, the Company’s presentation of adjusted EBITDA and adjusted EBITDA margin may not be comparable to similarly titled measures that other companies report. The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments.  The Company believes that net debt is useful to investors as a measure of its financial position.  The Company presents the impact of non-cash derivative income and losses, loss on extinguishment of debt, expenses related to the Company’s relocation of the corporate headquarters and expenses related to the departure of the former President and CEO and hiring of new President and CEO on net loss and net loss per share to provide more consistent information for investors to use when comparing operating results for the third quarter of 2012 to the third quarter of 2011. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.  See the attached “Additional Statistics” for reconciliation of each of these non-GAAP financial measures to the most comparable GAAP financial measures for the three and nine month periods ended September 30, 2012 and 2011.

ABOUT U.S. CONCRETE

    U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. The Company has 101 fixed and 13 portable ready-mixed concrete plants, two precast concrete plants and seven producing aggregates facilities. During 2011, these plant facilities produced approximately 4.4 million cubic yards of ready-mixed concrete from continuing operations and 3.0 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them.  Forward-looking information includes, but is not limited to, statements regarding: the stability of the business; encouraging nature of third quarter volume and pricing increases; ready-mix backlog; ability to maintain our cost structure and the improvements achieved during our restructuring and monitor fixed costs; ability to maximize liquidity, manage variable costs, control capital spending and monitor working capital usage; and the adequacy of current liquidity.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent Quarterly Reports on Form 10-Q.

(Tables Follow)

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue	$148,929	$134,348	$402,060	$332,485
Cost of goods sold before depreciation, depletion and amortization	126,695	116,278	347,108	294,175
Selling, general and administrative expenses	15,339	12,533	43,132	37,979
Depreciation, depletion and amortization	3,729	4,783	11,226	14,811
Loss/(gain) on sale of assets	67	96	(532)	(121)
Income (loss) from operations	3,099	658	1,126	(14,359)
Interest expense, net	(2,842)	(2,826)	(8,616)	(8,197)
Derivative (loss) income	(2,576)	11,160	(6,544)	9,858
Loss on extinguishment of debt	(2,630)	—	(2,630)	—
Other income, net	459	366	1,995	844
(Loss) income from continuing operations before income taxes	(4,490)	9,358	(14,669)	(11,854)
Income tax (benefit) expense	(597)	117	(302)	496
(Loss) income from continuing operations	(3,893)	9,241	(14,367)	(12,350)
Income (loss) from discontinued operations, net of taxes	682	368	618	(207)
Net (loss) income	$(3,211)	$9,609	$(13,749)	$(12,557)

Basic (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.32)	$0.77	$(1.18)	$(1.03)
Earnings (loss) from discontinued operations, net of taxes	0.06	0.03	0.05	(0.02)
Net (loss) earnings per share – basic	$(0.26)	$0.80	$(1.13)	$(1.05)

Diluted (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.32)	$0.65	$(1.18)	$(1.03)
Earnings (loss) from discontinued operations, net of taxes	0.06	0.02	0.05	(0.02)
Net (loss) earnings per share –diluted	$(0.26)	$0.67	$(1.13)	$(1.05)

Weighted average shares outstanding:
Basic	12,218	12,051	12,174	12,000
Diluted	12,218	17,290	12,174	12,000

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$3,822	$4,229
Restricted cash	1,456	—
Trade accounts receivable, net of allowances of $3,536 and $3,967 at September 30, 2012 and December 31, 2011, respectively	96,568	82,195
Inventories	27,011	33,156
Deferred income taxes	4,953	4,573
Prepaid expenses	3,898	3,785
Assets held for sale	2,627	—
Other current assets	7,060	5,962
Total current assets	147,395	133,900
Property, plant and equipment, net of accumulated depreciation, depletion and amortization of $11,637 and $19,620 at September 30, 2012 and December 31, 2011, respectively	113,734	126,225
Goodwill	2,384	1,481
Other assets	4,981	8,048
Total assets	$268,494	$269,654

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$1,273	$615
Accounts payable	49,810	46,749
Accrued liabilities	34,729	31,233
Derivative liabilities	8,849	2,305
Total current liabilities	94,661	80,902
Long-term debt, net of current maturities	56,855	60,471
Other long-term obligations and deferred credits	6,670	6,547
Deferred income taxes	6,013	5,654
Total liabilities	164,199	153,574

Commitments and contingencies

Equity:
Preferred stock	—	—
Common stock	13	13
Additional paid-in capital	136,210	133,939
Accumulated deficit	(31,206)	(17,457)
Treasury stock, at cost	(722)	(415)
Total stockholders’ equity	104,295	116,080
Total liabilities and equity	$268,494	$269,654

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:	$(7,942)	$(9,706)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,525)	(5,950)
Proceeds from disposals of property, plant and equipment	1,852	973
Proceeds from disposals of business units	22,751	—
Change in restricted cash	(1,456)	—
Payments for acquisitions	(4,300)	(250)
Net cash provided by (used in) investing activities	14,322	(5,227)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	125,223	112,119
Repayments of borrowings	(131,397)	(95,787)
Proceeds from other borrowings	1,900	—
Payments for seller-financed debt and Michigan redemption	(1,051)	(1,498)
Debt issuance costs	(1,155)	—
Other financing activities	(307)	(394)
Net cash (used in) provided by financing activities	(6,787)	14,440
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(407)	(493)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,229	5,290
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,822	$4,797

U.S. CONCRETE, INC.
SELECTED REPORTABLE SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue:
Ready-mixed concrete and concrete-related products	$150,410	$131,339	$402,176	$325,830
Precast concrete products	5,566	7,461	16,675	18,637
Intercompany revenue	(7,047)	(4,452)	(16,791)	(11,982)
Total revenue	$148,929	$134,348	$402,060	$332,485
Segment Operating Income (Loss):
Ready-mixed concrete and concrete-related products	$11,815	$4,603	$25,425	$(435)
Precast concrete products	37	(570)	(1,555)	(1,312)
Derivative (loss) gain	(2,576)	11,160	(6,544)	9,858
Loss on extinguishment of debt	(2,630)	—	(2,630)	—
Unallocated overhead and other income	(1,126)	1,488	(1,290)	3,009
Corporate:
Selling, general and administrative expenses	(7,168)	(4,497)	(19,459)	(14,777)
Interest expense, net	(2,842)	(2,826)	(8,616)	(8,197)
Income (loss) from continuing operations before income taxes	$(4,490)	$9,358	$(14,669)	$(11,854)
Depreciation, Depletion and Amortization:
Ready-mixed concrete and concrete-related products	$3,126	$4,134	$9,409	$12,843
Precast concrete products	87	87	262	250
Corporate	516	562	1,555	1,718
Total depreciation, depletion and amortization	$3,729	$4,783	$11,226	$14,811

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
 (Unaudited)

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”).  However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the table below for (1) presentations of our adjusted EBITDA, adjusted EBITDA margin and Free Cash Flow for the three and nine month periods ended September 30, 2012 and 2011, and Net Debt as of September 30, 2012 and September 30, 2011 and (2) corresponding reconciliations to GAAP financial measures for the three and nine month periods ended September 30, 2012 and 2011 and as of September 30, 2012 and September 30, 2011.  We have also provided below (1) the impact of non-cash derivative income and losses, loss on extinguishment of debt, expenses related to the Company’s relocation of the corporate headquarters and expenses related to the departure of our former President and CEO and hiring of new President and CEO on net loss and net loss per share and (2) corresponding reconciliations to GAAP financial measures for the three and nine month periods ended September 30, 2012 and 2011. We have also shown below certain Ready-Mixed Concrete Statistics for the three and nine month periods ended September 30, 2012 and 2011.

We define adjusted EBITDA as our net income (loss) from continuing operations, plus the provision (benefit) for income taxes, net interest expense, depreciation, depletion and amortization, derivative (income) loss, loss on extinguishment of debt, expense related to the Company’s relocation of the corporate headquarters and expense related to the departure of our former President and CEO and hiring of our new President and CEO. We define adjusted EBITDA margin as the amount determined by dividing adjusted EBITDA by total revenue.  We have included adjusted EBITDA and adjusted EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use adjusted EBITDA and adjusted EBITDA margin to monitor and compare the financial performance of our operations.  Adjusted EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, our presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report.

We have included the impact of non-cash derivative income and losses, loss on extinguishment of debt, expenses related to the Company’s relocation of the corporate headquarters and expenses related to the departure of our former President and CEO and hiring of our new President and CEO on net loss and net loss per share to provide more consistent information for investors to use when comparing operating results for the three and nine month periods ended September 30, 2012 and 2011.

We define Free Cash Flow as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents.  We believe that Net Debt is useful to investors as a measure of our financial position.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended September 30, 2012	Nine months Ended September 30, 2012
	(In thousands, except average price amounts and net loss per share)
Ready-Mixed Concrete Statistics:
Average price per cubic yard (in dollars)	$98.67	$97.18
Volume in cubic yards	1,320	3,615

Adjusted Net Income and EPS:
Net Loss	$(3,211)	$(13,749)
Add: Derivative loss	2,576	6,544
Add: Loss on extinguishment of debt	2,630	2,630
Add: Expenses related to corporate headquarters’ relocation	728	2,325
Adjusted net income (loss)	$2,723	$(2,250)

Net loss per diluted share	$(0.26)	$(1.13)
Impact of derivative loss	0.21	0.54
Loss on extinguishment of debt	0.22	0.22
Impact of expenses related to corporate headquarters’ relocation	0.06	0.19
Adjusted net income (loss) per diluted share	0.22	(0.18)

Adjusted EBITDA reconciliation:
Net loss from continuing operations	$(3,893)	$(14,367)
Income tax benefit	(597)	(302)
Interest expense, net	2,842	8,616
Derivative loss	2,576	6,544
Depreciation, depletion and amortization	3,729	11,226
Loss on extinguishment of debt	2,630	2,630
Expenses related to corporate headquarters’ relocation	728	2,325
Adjusted EBITDA	$8,015	$16,672
Adjusted EBITDA margin	5.4%	4.1%

Free Cash Flow reconciliation:
Net cash used in operations	$(2,291)	$(7,942)
Less: capital expenditures	(1,540)	(4,525)
Plus: proceeds from the sale of property, plant and equipment	87	1,852
Plus: proceeds from the sale of business units	22,751	22,751
Free Cash Flow	$19,007	$12,136

	As of September 30, 2012
Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$58,128
Less: cash and cash equivalents	3,822
Less: restricted cash	1,456
Net Debt	$52,850

	Three Months Ended September 30, 2011	Nine months Ended September 30, 2011
	(In thousands, except average price amounts and net loss per share)
Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$95.23	$93.33
Volume (in cubic yards and thousands)	1,200	2,988

Adjusted Net Income and EPS:
Net Income (loss)	$9,609	$(12,557)
Less: Derivative income	(11,160)	(9,858)
Add: Expenses related to the departure of former President and CEO	300	1,700
Adjusted net loss	$(1,251)	$(20,715)

Net income (loss) per diluted share	$0.67	$(1.05)
Impact of derivative income	(0.65)	(0.82)
Impact of expenses related to departure of former President and CEO	0.02	0.14
Adjusted net loss per diluted share (1)	(0.10)	(1.73)

Adjusted EBITDA reconciliation:
Net income (loss) from continuing operations	$9,241	$(12,350)
Income tax expense	117	496
Interest expense, net	2,826	8,197
Derivative income	(11,160)	(9,858)
Depreciation, depletion and amortization	4,783	14,811
Expenses related to the departure of former President and CEO	300	1,700
Adjusted EBITDA	$6,107	$2,996
Adjusted EBITDA margin	4.5%	0.9%

Free Cash Flow reconciliation:
Net cash provided by (used in) operations	$3,054	$(9,706)
Less: capital expenditures	(779)	(5,950)
Plus: proceeds from the sale of assets	190	973
Free Cash Flow	$2,465	$(14,683)

Net Debt reconciliation:	As of September 30, 2011
Total debt, including current maturities and capital lease obligations	$70,242
Less: cash and cash equivalents	4,797
Net Debt	$65,445

(1)
Adjusted net loss per diluted share for the three months ended September 30, 2011 excludes 5.2 million shares of common stock from our Convertible Notes that are included in net income per diluted share as their impact is anti-dilutive.